Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: CHRISTINE M. RUSH
April 1, 2011	CHIEF FINANCIAL OFFICER

Old Line Bancshares Completes Acquisition of Maryland Bankcorp;
Combined Total Assets to Exceed $750 Million with 20 Branch Network

BOWIE, Md.-Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET:OLBK), the parent company of Old Line Bank, today announced the completion of its acquisition of Maryland Bankcorp, Inc., the parent company of Maryland Bank & Trust Company, N.A. (MB&T). The transaction creates the sixth largest independent banking company headquartered in Maryland and traded on a major stock exchange.

"The combination features local management, excellent coverage with a total of 20 branches across an enhanced footprint, and a promising growth opportunity as a result of the above average demographics throughout the five counties in which we operate. We should be well positioned to build our presence as the premiere community banking organization along the Eastern side of the corridor between Baltimore and Washington, and through the rapidly expanding communities and business zones in Southern Maryland.

“We have now more than doubled in size in terms of total assets, increased our branch network to 20 facilities from 10, added significant new talent throughout our company, and importantly, we expect the transaction to be fully accretive to earnings by the end of 2011,” said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc.

The aggregate merger consideration was approximately $18.8 million and  the transaction is valued at approximately $21.0 million and was funded through a combination of cash and stock.  Pursuant to the Merger Agreement, Old Line Bancshares, Inc. has added Thomas B. Watts, former Chairman and Chief Executive Officer of Maryland Bankcorp, and G. Thomas Daugherty, former President of Maryland Bankcorp, to its board of directors and to the board of directors of Old Line Bank.

Old Line Bancshares, Inc. is the surviving parent entity, and MB&T has merged with and into Old Line Bank, with Old Line Bank being the surviving bank.

Danielson Associates, LLC acted as financial adviser to Old Line Bancshares, Inc., and Ober, Kaler, Grimes & Shriver, P.C. acted as its legal counsel. Monocacy Financial Advisors, LLC acted as financial adviser to Maryland Bankcorp, Inc. and Nelson Mullins Riley & Scarborough LLP acted as its legal counsel.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area. Old Line Bank has had 47 consecutive quarters of profitability.

Maryland Bankcorp, Inc. had been the parent company of MB&T, a national banking association that was headquartered in Lexington Park, Maryland.  MB&T was founded over 50 years ago in Lexington Park.  Over five decades, MB&T had provided residents, businesses and professionals of St. Mary's, Calvert, Charles and Prince George's counties with banking services by a locally owned and managed community bank. MB&T operated ten full service banking locations and had assets of almost $350 million.

Caution Regarding Forward-Looking Statements

The statements in this press release that are not historical facts, in particular the statements with respect to growth opportunity, that Old Line Bancshares, Inc. is “well positioned” to build its “presence as the premier community banking organization …” and that we expect the acquisition transaction to be accretive to earnings by the end of 2011 constitute "forward-looking statements" as defined by Federal Securities laws. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: (1) the businesses of Maryland Bankcorp, Inc. may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe; (3) revenues following the Merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the Merger; (5) deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally; (6) continued increases in the unemployment rate in our target markets (7) changes in interest rates; (8) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impact our business; and (9) other risk factors detailed from time to time in filings made by Old Line Bancshares, Inc. with the SEC. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.